Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orthofix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Other	111,788 (1)	$15.44 (2)	$1,726,006.72	0.00014760	$254.76
Total Offering Amounts					$1,726,006.72		$254.76
Total Fee Offsets					⸻		⸻
Net Fee Due							$254.76

(1)
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orthofix Medical Inc. 2024 PGO Inducement Plan of our reports dated March 5, 2024, with respect to the consolidated financial statements of Orthofix Medical Inc. and the effectiveness of internal control over financial reporting of Orthofix Medical Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the Nasdaq Global Select Market on August 14, 2024, which was $15.44 per share.